UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2004

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Except for the historical information contained in this report, the matters set forth in this report, including without limitation, the descriptions of the actions to be taken by the registrant under the Agreement (as defined below), the potential of the registrant’s MassARRAY Compact system to be used as a clinical diagnostics platform, and the success and completion of the evaluations to be conducted under the Agreement, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the development and commercialization of any new technologies, including the registrant’s technologies, and the risks and uncertainties associated with any collaboration with other parties, and other risks detailed from time to time in the registrant’s SEC filings, including the registrant’s Registration Statement on Form S-3, most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM® and MassARRAY® are trademarks of the registrant.

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2004, the registrant entered into a Diagnostic Platform Benchmarking Study and Evaluation Agreement (the “Agreement”) with Siemens AG (“Siemens”), a provider of medical systems and equipment. Pursuant to the Agreement, the registrant and Siemens have formed a joint working group to assess and evaluate the registrant’s MassARRAY Compact system and associated methods and technologies for potential use as a clinical diagnostics platform. The following is a brief description of the terms and conditions of the Agreement.

Pursuant to the Agreement, the evaluation of the registrant’s MassARRAY Compact system will be implemented through the following steps:

•	Siemens and the registrant will form a working group committee (the “Committee”) comprised of representatives from both companies to (i) select four diagnostics and clinical laboratories in Europe and North America to serve as partner study sites, (ii) manage and monitor progress and results of the technology evaluations performed at such study sites, and (iii) resolve any disputes under the Agreement;

•	upon entering into an end user evaluation agreement with a participating laboratory, Siemens will purchase from the registrant (i) a MassARRAY Compact system to be placed at the study site, (ii) a predetermined amount of consumables and (iii) a predetermined amount of scientific and technical service and support to be provided by the registrant at the study site; and

•	the registrant and Siemens will work with each participating laboratory to execute a benchmarking program and functional requirement analysis.

2.

Each system placement at a participating laboratory will be made pursuant to the terms of an end user evaluation agreement. The registrant and Siemens have agreed on a form of end user evaluation agreement to govern the technology evaluation.

Following the completion of the six month evaluation period, a participating laboratory will be provided the opportunity to purchase a MassARRAY Compact system under standard commercial terms. The registrant, at its option, may repurchase the system from Siemens at a discount to the original purchase price paid by Siemens to resell the system to the laboratory.

The term of the Agreement is nine months from the effectiveness of the first end user evaluation agreement with a participating laboratory, unless the parties earlier complete the evaluation plan as determined by the Committee or the Agreement is otherwise terminated. The Agreement may be terminated by either party for cause (which includes bankruptcy or dissolution and uncured material breach) with 30 days prior written notice or without cause by either party with 60 days prior written notice. In the event of early termination of the Agreement, no amounts paid or owed by Siemens will be refunded or credited and any end user evaluation agreements in force will remain unaffected by such termination. All intellectual property developed under the Agreement will be jointly owned by Siemens and the registrant.

The Agreement provides that if during the term of the Agreement or within six months thereafter the registrant receives a bona fide written offer from a third party involving the sale of, transfer of, or license to all or substantial parts of the registrant’s assets or the acquisition of the majority of the registrant’s shares, the registrant will provide Siemens with written notice of such written offer. The registrant has agreed to consider any written bid for the same or substantially the same assets or shares that is submitted by Siemens for a 30 business day period following such notification. If the registrant accepts such a third party offer, then the registrant is required, upon Siemens’ request, to repurchase all or one or more of the four MassARRAY Compact systems from Siemens at a discount to the original purchase price paid by Siemens for such systems.

The Agreement is governed by the laws of the State of Delaware without regard to its conflict of law rules. The UN Convention on Contracts for the International Sale of Goods does not apply to the Agreement or any transactions or other agreements related to the Agreement.

Item 7.01. Regulation FD Disclosure.

On October 26, 2004, the registrant issued the press release attached hereto as Exhibit 99.1 regarding the execution of the Agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release, dated October 26, 2004.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

	By:	/s/ Stephen L. Zaniboni
Date: October 26, 2004		Stephen L. Zaniboni
Chief Financial Officer

4.

INDEX TO EXHIBITS

99.1	Press release, dated October 26, 2004.

5.